Exhibit 10.42

August 30, 2016

Mr. Kenneth W. Lowe
c/o Scripps Networks Interactive, Inc.
9721 Sherill Boulevard

Knoxville, TN  37932

Re:Employment Agreement

Dear Ken:

This Amended and Restated Employment Agreement (this “Agreement”), dated as of August 30, 2016 (the “Effective Date”), is entered into by and among Scripps Networks Interactive, Inc. (the “Company”) and Kenneth Lowe (the “Executive” or “you”).  This Agreement amends and restates in its entirety that certain Employment Agreement between the Company and the Executive dated as of April 1, 2010, as amended through March 3, 2014 (the “Prior Agreement”).

1.

Term.  Subject to the provisions for earlier termination provided in paragraph 11 below, the term of your employment hereunder shall continue through December 31, 2019, whereupon you shall retire from the Company (the “Term”).

2.	Duties.
(a)

CEO Duties.  From the Effective Date until the Transition Date (as defined below), you will continue to serve as the Chairman, President and Chief Executive Officer of the Company reporting directly to the Company’s Board of Directors (the “Board”).  You agree as a member of management to devote substantially all your business time, and apply your best reasonable efforts, to promote the business and affairs of the Company and its subsidiaries during your employment.  You will perform such duties and responsibilities commensurate with your position and title, and as may be reasonably assigned to you from time to time by the Board.  For purposes of this Agreement, the “Transition Date” shall mean the later of January 1, 2019 or the date of appointment by the Board of a new Chief Executive Officer of the Company.

(b)

Executive Chairman Duties.  Following the Transition Date until December 31, 2019, you shall serve as Executive Chairman of the Board.  Your duties shall consist of providing leadership of the Board, transition and consultation with the Company’s Chief Executive Officer, and advising the Board and Chief Executive Officer on strategic planning and industry and client relationships.  You agree to devote such business time as is necessary to perform your duties and responsibilities as Executive Chairman which the parties acknowledge and agree will not be full time.  Subject to the requirements of your position as a member of the Board, you shall be free to determine the times of the performance of your services and in no event will you be required to provide services for more than 20 hours per week.

(c)

Exclusivity.  Prior to the Transition Date, you shall not, without the prior written consent of the Company, directly or indirectly, during the Term, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional, or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not materially interfere with the performance of your duties hereunder, you may serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious, civic, professional, or trade organizations.  Following the Transition Date, you may engage during the Term in personal or business activities of any kind, provided that you may not serve as the chief executive officer (or similar position) of any for-profit company (other than a company controlled, directly or indirectly, by you or the members of your family) and that such activities do not violate the restrictive covenants of Section 10.

(d)

Place of Employment.  Prior to the Transition Date, your principal place of employment shall be in Knoxville, Tennessee. Following the Transition Date, you shall be free to determine the location of the performance of your services, subject to the requirements of your position as a member of the Board.

(e)

Board Service.  You shall serve as a member of the Board as well as its Chairman or Executive Chairman (as applicable), and shall perform your duties as a director of the Company conscientiously and faithfully.

(f)

Other Entities.  Prior to the Transition Date, you also shall serve, without additional compensation, as an officer and director of each of the Company’s subsidiaries, joint ventures or controlled affiliates, as determined by the Company, provided, that such service does not materially interfere with the performance of your duties and responsibilities hereunder.

3.	Compensation.
(a)

Annual Salary.  For all the services rendered by you, the Company agrees to pay you $2,000,000 a year in base salary, less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time during the Term; provided, however, that effective on the Transition Date or, if you have breached in any material respect the succession planning requirements as set forth in Exhibit A attached hereto (the “Succession Planning Requirements”) which remains uncured for 30 days following your receipt of written notice of such breach from the Company, effective on January 1, 2019, your Annual Salary shall be reduced to $1,000,000 (the “Annual Salary”).

(b)

Annual Incentive.  During your employment hereunder, you shall participate in the Company’s applicable Annual Incentive Plan, as amended, or any successor to such plan (the “Annual Incentive Plan”) with a target annual incentive opportunity of 200% of your Annual Salary as applicable under paragraph 3(a) for the year to which the bonus relates (“Annual Incentive”).  The Annual Incentive amount actually paid shall be based on your attainment of, within the range of the minimum and maximum performance objectives, strategic and financial goals established for you by the Board.  The Company shall pay to you any Annual Incentive under this paragraph 3(b) in accordance with the terms and subject to the conditions of the Annual Incentive Plan.  The Annual Incentive amount may not be decreased without your prior written consent.

4.	Equity Awards. During your employment hereunder, you shall receive the following awards under the Company’s equity compensation plans:
(a)

Annual LTI Grants.  For each year of the Term during your employment commencing in 2017, you shall receive a long-term equity incentive grant with a targeted value of 275% of your Annual Salary (the “Annual LTI Grants”).  The timing, valuation, form of award, vesting requirements and other terms and conditions of the Annual LTI Grants shall be on a basis consistent with those granted to the Company’s senior executives generally for the applicable year and shall be consistent with terms of the Company’s 2015 Long-Term Incentive Plan (the “LTI Plan”), as approved by the Compensation Committee of the Board, except that: (i) the Annual LTI Grants shall provide for accelerated vesting upon your retirement at the end of the Term, and (ii) the Annual LTI Grants shall not be subject to accelerated vesting solely upon a “change in control” (as defined in the LTI Plan) and shall instead be subject to “double trigger” accelerated vesting upon any termination of your employment that entitles you to severance benefits under the terms of the Company’s Executive Change in Control Plan.

(b)

One-Time LTI Grant.  As soon as practicable following the Effective Date, you shall receive a one-time equity incentive grant in the form of restricted stock units under the LTI Plan with a value equal to $10,000,000, based on the closing trading price of the Company’s Class A Common Stock on the date of grant (the “One-Time LTI Grant”).  The One-Time LTI Grant shall be in accordance with the terms and conditions of the award agreement attached hereto as Exhibit B.

(c)

Succession LTI Grant.  As soon as practicable following the Effective Date, you shall receive an equity incentive grant in the form of restricted stock units under the LTI Plan with a value equal to $2,500,000, based on the closing trading price of the Company’s Class A Common Stock on the date of grant (the “Succession LTI Grant”).  The Succession LTI Grant shall be in accordance with the terms and conditions of the award agreement attached hereto as Exhibit C.

5.

Benefits.  During your employment hereunder, you shall be entitled to participate in any employee retirement, pension and welfare benefit plan or program available to senior executive officers of the Company, or to the Company’s employees generally, as such plans and programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings, estate preservation and other retirement plans or programs, 401(k), medical, dental, life insurance, short-term and long-term disability insurance plans, accidental death and dismemberment protection, travel accident protection, and all other plans that the Company may have or establish from time to time and in which you would be entitled to participate under the terms of the applicable plan.  This provision is not intended, nor shall it have the effect of, reducing any benefit to which you were entitled as of the Effective Date.  However, this provision shall not be construed to require the Company to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.  You shall be entitled to paid vacation in accordance with the Company’s vacation policy in effect from time to time, provided that you shall be entitled to no less than 4 weeks’ paid vacation annually. You shall be entitled to be reimbursed by the Company for tax and financial planning up to a maximum of $15,000 per year, and for the annual membership fees and other dues associated with two business clubs and one country club.  In addition, the Company shall pay the cost of an annual “senior executive” physical examination.

6.

Business Expenses.  During your employment hereunder, upon delivery of proper documentation in accordance with the Company’s expense reimbursement policy, the Company shall reimburse you for reasonable travel (you are entitled to travel first class) and other expenses incurred in the performance of your duties as are customarily reimbursed to senior executive officers of the Company in accordance with past practice.  You shall also be reimbursed for reasonable legal fees and other expenses (such fees and expenses not to exceed $130,000 incurred and paid by you during 2016 relating to negotiation, execution and delivery of this Agreement.

7.

Entitlements in Event of Death.  In the event of your death during your employment hereunder, your surviving spouse if you are married or your estate if you are not married shall, within 60 days of the date of your death, receive a lump sum payment equal to two times your Annual Salary, which payment shall serve as an offset, on a tax effected basis, to any benefits provided under any life insurance policy maintained and paid for by Company on your life (regardless of ownership of policy).  In addition, your surviving spouse if you are married or your estate if you are not married shall receive (i) any Annual Incentive earned in the prior calendar year, but that has not yet been paid, in accordance with the terms of the Annual Incentive Plan; (ii) a lump sum payment equal to the target Annual Incentive opportunity for the calendar year of your death, multiplied by the number of years and fractions thereof in the period commencing on January 1 of the calendar year of your death and ending on the first anniversary of your death (with each full and partial month counting as one-twelfth (1/12th) of a year) payable, less applicable deductions and withholding taxes, within 60 days after your death; which such Annual Incentive shall be in lieu of any Annual Incentive that you would have otherwise been entitled to receive under the terms of the Annual Incentive Plan for that year; and (iii) reimbursement for all documented business expenses previously incurred for which you have not been reimbursed.  In addition, you shall be entitled to Company-paid life insurance with a benefit amount equal to your Annual Salary, determined as of each January 1st during the term of this Agreement.

8.

Entitlements in Event of Permanent Disability.  In the event of your “Permanent Disability” during your employment hereunder (as defined under and covered by a Company employee disability plan), your employment hereunder shall terminate.

However, within 60 days of the date of your Permanent Disability, you shall receive a lump sum payment equal to two times your Annual Salary, which payment shall serve as an offset to any benefits provided under the applicable Company employee disability plan to the extent provided in that plan.  Also, if you, your spouse and/or dependents were covered under a Company medical and/or dental plan at the time of your Permanent Disability, the Company shall continue, for the 29-month period beginning on the date of your Permanent Disability, to provide to such spouse and/or dependents medical and/or dental coverage substantially equivalent to the coverage provided to you and such spouse and/or dependents immediately prior to the date of your Permanent Disability.  In addition, you shall receive (i) any Annual Incentive earned in the prior calendar year, but that has not yet been paid, in accordance with the terms of the Annual Incentive Plan; (ii) a lump sum payment equal to the target Annual Incentive opportunity for the calendar year of your Permanent Disability, multiplied by the number of years and fractions thereof in the period commencing on January 1 of the calendar year of your Permanent Disability and ending on the first anniversary of your Permanent Disability (with each full and partial month counting as one-twelfth (1/12th) of a year), payable, less applicable deductions and withholding taxes, within 60 days after your Permanent Disability; which such Annual Incentive shall be in lieu of any Annual Incentive that you would have otherwise been entitled to receive under the terms of the Annual Incentive Plan for that year; and (iii) reimbursement for all documented business expenses previously incurred for which you have not been reimbursed.  In addition, in the event that the Company’s disability plan does not provide this benefit, the Company shall pay you an annual disability benefit of no less than 60% of Annual Salary, for Permanent Disability, payable in accordance with the Company’s regular payroll practices, commencing within thirty (30) days after the date of Permanent Disability and continuing until age 65.

9.

Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify.  Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

10.	Non-Competition, Confidential Information, Etc.
(a)

Non-Competition.  From the Effective Date until the Transition Date, you agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company, you will not engage in any other business activity that would otherwise conflict with your duties and obligations (including your commitment of substantially all business time) under this Agreement.  You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of the Company, without the prior written consent of the Company; provided, however, that following the Transition Date, such restriction shall be limited to the programming channel businesses of the companies listed on Exhibit D hereto and their respective subsidiaries (the “Direct Competitors”) unless you have failed to fulfill in any material respect the Succession Planning Requirements through December 31, 2018 (or through the date of termination of your employment if you terminate your employment for Good Reason or the Company terminates your employment without Cause prior to such date) which remains uncured for 30 days following your receipt of written notice of such failure from the Company, and,  provided, further, that this provision shall not prevent you from investing as a less-than-one-percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.  The “Non-Compete Period” shall mean the entire Term; provided, however, that, if your employment terminates before the end of the Term, the Non-Compete Period shall terminate, if earlier, (i) six (6) months after you terminate your employment for Good Reason or the Company terminates your employment without Cause, or on such earlier date as you may make the election under paragraph 10(j) (which relates to your ability to terminate your obligations under this paragraph 10(a) in exchange for waiving your right to certain compensation and benefits); or (ii) twelve (12) months after the Company terminates your employment for Cause. (Defined terms used without definitions in the preceding sentence have the meanings provided in paragraphs 11(a) and (b).)

(b)

Confidential Information.  You agree that, during the Term or at any time thereafter: (i) you shall not use for any purpose other than the duly authorized business of the Company, or disclose to any third party, any information relating to the Company or any of its affiliated companies which is proprietary to the Company or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with the Company’s policies); and (ii) you will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise.  Notwithstanding the foregoing in this paragraph 10(b), you shall not have breached your obligations under this paragraph 10(b) due to (i) your use of Residuals (as defined below) or (ii) the disclosure or use of any Confidential Information in connection with any legal proceeding between you, on the one hand, and the Company or its affiliates, on the other hand, provided that you use reasonable efforts to secure confidential treatment of such Confidential Information that you know or reasonably should know constitutes Confidential Information prior to such disclosure or use (whether through protective orders or otherwise); however, you do not have ownership of any intellectual property rights with respect to any Residuals or Confidential Information (except that, upon the assignment of any works to you by the Company pursuant to paragraph 10(e), you will own the intellectual property rights assigned to you by the Company in such works).  The term “Residuals” shall mean Confidential Information to which you had authorized access that is retained in nontangible form (for example, without limitation, not digital, written or other documentary form, including, without limitation, tape, disk or other media), in your unaided memory, provided that the source of such Confidential Information has become remote (for example, without limitation, as a result of the passage of time or your subsequent exposure to information of a similar nature from another source without any breach of any confidentiality obligation) such that you in good faith can no longer reasonably specifically identify the source of such Confidential Information and that you in good faith believe is not Confidential Information.  Information shall not be deemed Confidential Information which: (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification or prior approval by the Company of any reporting described in clause (i), (iii) prohibit the Executive from receiving any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, (iv) prevent or prohibit the Executive from participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act of 2002 or any other whistleblower protection provisions of state or federal law or regulation, or (v) prevent or prohibit the Executive from filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

(c)

Defend Trade Secrets Act.  Executive acknowledges that Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

(d)	No Solicitation or Interference. You agree that, during the Term and for one (1) year thereafter, no matter how the Term ends, you shall not, directly or indirectly:
(i)

employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee, independent contractor or consultant of the Company or any of its affiliated companies other than your personal assistant; or

(ii)

solicit or encourage any talent, production companies, vendors, advertisers (including, without limitation their agencies or representatives), sponsors, distributors, customers, suppliers, agents, consultants or independent contractors with which the Company or any of its subsidiaries does business to discontinue or reduce in any material respect their relationship with the Company or its subsidiaries.

(e)

Ownership of Works.  The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services to the Company or any of its affiliates during your employment with the Company and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines in its sole discretion without any further payment to you.  If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign to the Company any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines in its sole discretion without any further payment to you.  You shall, as may be requested by the Company from time to time and at the Company’s sole expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the Company’s Chief Legal Officer or his or her designee as your attorney-in-fact with the power to execute such documents on your behalf.  To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights.  This paragraph 10(e) is subject to, and does not limit, restrict, or constitute a waiver by the Company or any of its affiliated companies of any ownership rights to which the Company or any of its affiliated companies may be entitled by operation of law by virtue of being your employer.  Notwithstanding anything to the contrary contained herein, with respect to any works to the extent owned by the Company or any of its affiliates that were developed by you (and not jointly developed by anyone else within the Company or any of its affiliates) during the Term, and (i) that the Company, within ninety days following a written request provided by you to the Board (delivered to the General Counsel of the Company) which describes such works in reasonable detail, declines to further develop or exploit or (ii) if the Company does not so decline, for which good faith steps to further develop and/or exploit are not taken by or for the Company or any of its affiliates within twelve months after the General Counsel’s receipt of such written request (which may be extended for up to twelve additional months if the Company determines reasonably necessary for business purposes), then such works will be assigned to you by the Company and you shall be free to further develop and/or exploit such works in any manner without restriction.  The Company’s failure to respond to your request within such ninety days shall be deemed such a declination.

(f)	Litigation.
(i)

You agree that, during the Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, and except as may be required by law or legal process: (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company’s Chief Legal Officer; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matter, either through formal legal process such as a subpoena or by informal means such as interviews, unless prohibited by law you shall promptly notify the Company’s Chief Legal Officer before providing any information or documents.

(ii)

You agree to cooperate with the Company and its attorneys, both during employment and during the five (5) year period following termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment.  Your cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings.  In the event that your cooperation is requested after the termination of your employment, the Company will: (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

(iii)

Except as required by law or legal process, or as requested by the Company’s Chief Legal Officer, you agree that you will not testify in any lawsuit or other proceeding which directly or indirectly involves the Company or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by the Company or any of its affiliated companies.  In all events, unless prohibited by law you shall give advance notice to the Company’s Chief Legal Officer of such testimony promptly after you become aware that you may be required to provide it.  The Company expressly reserves its attorney-client and other privileges except if expressly waived in writing.

(g)

Return of Property.  All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company or any of its affiliated companies shall remain the exclusive property of the Company.  In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy either may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may directly owe to the Company or any of its affiliated companies at the time of or subsequent to the termination of your employment with the Company; and (ii) the reasonable value of the Company property which you retain in your possession after the termination of your employment with the Company.  In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

(h)

Non-Disparagement.  During the Term hereof and for one (1) year following the termination or expiration hereof for any reason, you shall not make, nor cause any one else to make or cause on your behalf, any public disparaging or derogatory statements or comments regarding the Company or its affiliated companies, or its officers or directors; likewise, the Company’s officers will not make, nor cause any one else to make, any public disparaging or derogatory statements or comments regarding you; provided, however, that nothing herein shall prevent the Company (including its officers and directors) or you from responding or answering truthfully if required to by applicable law or compelled by process of law or in order to enforce or defend rights under this Agreement or any other agreement to which you and Company or any of its affiliates are parties..

(i)

Injunctive Relief.  The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience.  You and the Company acknowledge and agree that your violation of one or all of paragraphs 10(a) through (h) of this Agreement will result in irreparable damage to the Company and/or its affiliated companies and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.

(j)

Survival; Modification of Terms.  The rights and obligations set forth under paragraphs 10(a) through (j) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 10(a) (but not under any other provision of this Agreement) shall cease if you terminate your employment for Good Reason or the Company terminates your employment without Cause and you notify the Company in writing that you have elected to waive your right to receive, or to continue to receive, termination payments and benefits under paragraphs 11(d)(i) through (iv); and provided, further, that your obligations under paragraphs 10(a) through (i) shall cease if the Company breaches any of its payments obligations under this Agreement and such breach remains uncured for 30 days following the Company’s receipt of your written notice of such breach.  You and the Company agree that the restrictions and remedies contained in paragraphs 10(a) through (i) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.

11.	Termination.
(a)

Termination for Cause.  The Company may, at its option, terminate your employment under this Agreement for Cause and thereafter shall have no obligations under this Agreement, including, without limitation, any obligation to pay Annual Salary, or Annual Incentive or provide benefits, other than amounts accrued and unpaid through the date of termination and amounts and benefits specified in Section 11(e).  “Cause” shall mean exclusively: (i) Executive’s conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or the equivalent), with respect to embezzlement, fraud or other conduct that constitutes a felony (other than traffic-related citations); (ii) willful unauthorized disclosure of Confidential Information in violation of this Agreement; (iii) your material breach of a material provision of this Agreement; (iv) your gross misconduct or gross neglect in the performance of your duties hereunder; provided, however, that such conduct has a material adverse effect on the business of the Company and its subsidiaries taken as a whole; (v) your willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (vi) your willful and material violation of the Company’s written conduct policies, including but not limited to the Company’s Employment Handbook and Ethics Code, provided, however, that such violation has a material adverse effect on the business of the Company and its subsidiaries taken as a whole.  The Company will give you written notice prior to terminating your employment pursuant to (iii), (iv), (v), or (vi), of this paragraph 11(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure.  Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have twenty (20) business days from the giving of such notice within which to cure any failure, breach or refusal under (iii), (iv), (v), or (vi) of this paragraph 11(a); provided, however, that, if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.  In addition, you shall have the right to appear before the Board with legal counsel and have the determination of cause determined by a majority vote.

(b)

Good Reason Termination.  You may terminate your employment under this Agreement for Good Reason at any time by written notice to the Company.  Prior to the Transition Date, “Good Reason” shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Permanent Disability) exclusively: (i) a material diminution in your prior authority, duties, or responsibilities, including, without limitation, your removal as Chairman, President and Chief Executive Officer of the Company; (ii) a requirement that you report to someone else other than the Board; (iii) a material diminution prior in the budget over which you retain authority (except for good faith budget adjustments necessitated by the legitimate business needs of the Company); (iv) a material change in geographic location at which you must perform services under this Agreement from the Company’s offices at which you were principally employed; or (v) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.  After the Transition Date, “Good Reason” shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Permanent Disability) exclusively (i) your removal as Executive Chairman of the Board or a material diminution in your authority, duties and responsibilities set forth in Section 2(b) or (ii) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.  A termination of your employment shall not be deemed to be for Good Reason unless: (1) you provide notice to the Company of the existence of the event or condition constituting the basis for your Good Reason termination within thirty (30) days after you learn that such event or condition exists; (2) the Company fails to cure such event or condition within thirty (30) days after receiving such notice; and (3) your termination of employment occurs not later than ninety (90) days after you learn that such event or condition exists.  For the avoidance of doubt, “Good Reason” shall not include the appointment of a new Chief Executive Officer effective on or after January 1, 2019.

(c)

Termination Without Cause.  The Company may terminate your employment under this Agreement without Cause at any time during the Term by written notice to you at least 30 days prior to the date of such termination.  In the event your employment is terminated pursuant to this paragraph, in addition to the payments and benefits referenced in paragraph 11(d) below, you shall be paid $15,000 for tax and financial planning services.  The payment shall be a fixed amount payable in a lump sum within 30 days of the termination of employment.  For the avoidance of doubt, neither the transition to Executive Chairman in accordance with the express provisions of this Agreement nor the expiration of the Term shall constitute a termination without Cause hereunder.

(d)	Termination Payments/Benefits. In the event that your employment terminates under paragraph 11(b) or (c), you shall thereafter receive the following, less applicable deductions and withholding taxes:
(i)

A lump sum payment equal to three times your Annual Salary, as in effect on the date on which your employment terminates.  Such payment shall be made within thirty (30) days of the termination of your employment;

(ii)	A lump sum payment equal to any earned but unpaid bonus under the Annual Incentive Plan for the year prior to the year in which your employment terminates;
(iii)

A lump sum payment equal to your Annual Incentive that would have been payable for the calendar year of your termination under the Annual Incentive Plan if you had remained employed for the entire year, based on actual performance during the entire year and without regard to any discretionary adjustments that have the effect of reducing the amount of your Annual Incentive (other than discretionary adjustments applicable to all senior executive officers in the plan who did not terminate employment), pro-rated for the portion of the year through the date of termination.  Such payment shall be made at the same time that payments are made to other participants in the Annual Incentive Plan for that year and shall be in lieu of any Annual Incentive that you would have otherwise been entitled to receive under the terms of the Annual Incentive Plan for the year of termination;

(iv)

A lump sum payment equal to two times your target Annual Incentive in effect on the date on which your employment terminates.  Such payment shall be made within thirty (30) days of the termination of your employment;

(v)

Any outstanding equity awards (including but not limited to, the One-Time LTI Grant and the Succession LTI Grant) shall immediately vest in full, with all vested options (including options vesting pursuant to this subclause (iv)) remaining exercisable for the remainder of their original terms; provided, however, that any outstanding performance-based restricted shares granted with a performance period commencing after January 1, 2014 will only become fully vested at the end of the applicable performance period, and then only to the extent that the Company achieved the applicable performance goals for that performance period;
(vi)

To the extent you (and/or your spouse or eligible dependents) are enrolled in a Company medical and/or dental plan at the time your employment terminates and you elect to continue such coverage under COBRA or you are eligible for and elect early retiree medical benefits, the Company shall continue, for the 24-month period beginning on the date of your termination of employment, to provide to you and/or your spouse or eligible dependents medical and/or dental coverage substantially equivalent to the coverage provided to you and/or your spouse or eligible dependents immediately prior to the date of your termination of employment; and

(vii)

The Company shall take all steps reasonably necessary to continue the life insurance coverage pursuant to the policy then covering the employees of the Company (and if the policy cannot be continued in its then-current form, the Company shall exercise any required conversion features to continue the policy) in the amount then furnished to the Company employees, at no cost to you, until the end of the Term.  The amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer.

(e)

Termination of Benefits.  Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 11(d) with respect to medical and dental benefits and life insurance and except for your rights to indemnification and coverage under the directors’ and officers’ insurance policies maintained by the Company), participation in all the Company benefit plans and programs will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs.

(f)

Resignation from Official Positions.  If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of the Company.  If, for any reason, this paragraph 11(f) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company, any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of the Company to execute any such documents or instruments as your attorney-in-fact.

12.

Severance Contingent on Release and Waiver Agreement.  If you execute and do not later revoke or materially violate the Release and Waiver Agreement in a form materially similar to the document attached hereto as Exhibit E, you will be entitled to the benefits described in paragraphs 11(d) in the event that your employment terminates under paragraphs 11(b) or (c).  The Release and Waiver Agreement must be executed by you and become effective and irrevocable in accordance with its terms no later than the thirtieth (30th) day following termination of your employment (the “Release Date”), or such longer period as required by law.

13.

Change in Control Protections.  You shall be included in and covered by the Company’s Executive Change in Control Plan, which is incorporated herein by reference.  Your Termination Pay Multiple, as defined in the Plan, will be at least “3.0.”  In the event that such plan is terminated or you are excluded from the plan for any reason during the Term, the Company agrees to promptly amend this Agreement so that you are similarly covered and eligible for the same benefits and protection thereunder.  In addition, in the event you are eligible for benefits under the Change in Control Plan, you shall also be entitled to receive the following: i) reasonable outplacement services for eighteen months following termination of employment; and ii) reimbursement for reasonable legal expenses (up to $75,000) if you are required to enforce your rights under the Change in Control Plan.  The reasonable legal expenses described in the immediately preceding sentence, if any, must be incurred by you during the two-year period immediately following your termination of employment and shall be paid to you within 10 calendar days following the expiration of that two-year period, provided that you shall have submitted an invoice for such legal expenses at least 30 calendar days prior to the expiration of that period.  The amount of legal expenses, if any, that the Company is obligated to pay in any given calendar year shall not affect the legal expenses that the Company is obligated to pay in any other calendar year, and your right to have the Company pay any such legal expenses may not be liquidated or exchanged for any other benefit.

14.

Non-Exclusivity of Rights; No Mitigation/No Offset.  Nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify.  Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  In the event of any termination of employment, you shall be under no obligation to seek other employment and, except as otherwise provided herein, there shall be no offset against or reduction of amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain.  Except to the extent provided in Section 10 hereof, the Company’s obligation to make any payment pursuant to, and otherwise perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against you for any reason.

15.

Company’s Policies.  You agree that, during your employment hereunder, you will comply in all material respects with all of the Company’s written policies, including, but not limited to, the Company’s Employee Handbook and Code of Ethics.

16.

Indemnification; Liability Insurance.  If you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you were an officer, director, employee, or agent of the Company or any of its affiliated companies, or were serving at the request of or on behalf of the Company or any of its affiliated companies, the Company shall indemnify and hold you harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Code of Regulations or, if greater, by the laws of the State of Tennessee, against all costs, expenses, liabilities and losses you incur in connection therewith.  Such indemnification shall continue even if you have ceased to be an officer, director, employee or agent of the Company or any of its affiliated companies, and shall inure to the benefit of your heirs, executors and administrators.  The Company shall reimburse you for all costs and expenses you incur in connection with any Proceeding within 20 business days after receipt by the Company of a written requests for such reimbursement and appropriate documentation associated with such expenses.  In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering you at a level and on terms and conditions no less favorable than the Company provides it directors and senior-level officers currently (subject to any future improvement in such terms and conditions), until such time as legal or regulatory action against you are no longer permitted by law.

17.

Notices.  All notices under this Agreement must be given in writing, by personal delivery facsimile or by mail, if to you, to the address shown on this Agreement (or any other address designated in writing by you), with a copy to Ken Lefkowitz, Esq., Hughes Hubbard & Reed LLP, One Battery Park Plaza, NY, NY 10004, and, if to the Company, to the Chairperson of the Compensation Committee of the Board (or any person or address designated in writing by the Company), with a copy to the attention of the Company’s Chief Legal Officer.  Any notice given by mail shall be deemed to have been given three days following such mailing.

18.

Assignment.  This is an Agreement for the performance of personal services by you and may not be assigned by you, without the prior written consent of the Company, otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.  Except as provided in the immediately following sentence, this Agreement shall not be assignable by the Company without your prior written consent.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  “Company” means the Company as defined in this Agreement and any successor to its business and/or assets as described above that assumes and agrees to perform this Agreement by operation of law or otherwise.

19.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.
20.

No Implied Contract.  Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof.  The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement.  Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

21.

Entire Understanding.  Except where specifically stated otherwise herein, this Agreement (together with the Exhibits hereto) contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties; provided, however, that, any of your rights to payments or benefits arising prior to the Effective Date, including without limitation any rights with respect to outstanding Annual LTI Grants awarded under the Prior Agreement, shall be governed by the Prior Agreement and applicable award agreements which shall remain enforceable in accordance with their terms.

22.

Void Provisions.  If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

23.

Deductions and Withholdings.  All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any property (including shares of the Company’s Class A Common Stock), benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law.

24.	Compliance with Section 409A of the Code.
(a)

Section 409A of the Internal Revenue Code (“Section 409A”) imposes payment restrictions on “separation pay” (i.e., payments owed to you upon termination of employment).  Failure to comply with these restrictions could result in negative tax consequences to you, including immediate taxation, interest and a 20% penalty tax.  It is the Company’s intent that this Agreement be exempt from the application of, or otherwise complies with, the requirements of Section 409A.  Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A of the Code, to the maximum extent possible.  If neither of these exceptions applies, then notwithstanding any provision in this Agreement to the contrary:

(i)

All amounts that would otherwise be paid or provided during the first six months following the date of termination shall instead be accumulated through and paid or provided (together with interest on any delayed payment at the applicable federal rate under the Internal Revenue Code), on the first business day following the six-month anniversary of your termination of employment.

(ii)

Any expense eligible for reimbursement must be incurred, or any entitlement to a benefit must be used, during the Term (or the applicable expense reimbursement or benefit continuation period provided in this Agreement).  The amount of the reimbursable expense or benefit to which you are entitled during a calendar year will not affect the amount to be provided in any other calendar year, and your right to receive the reimbursement or benefit is not subject to liquidation or exchange for another benefit.  Provided the requisite documentation is submitted, except as otherwise provided with respect to the reimbursement of reasonable legal expenses pursuant to Section 13, the Company will reimburse the eligible expenses on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(b)	For purposes of this Agreement, “termination of employment’ or words or phrases to that effect shall mean a “separation from service” within the meaning of Section 409A.

[Signature page follows]

If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this Agreement to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Sincerely yours,

SCRIPPS NETWORKS INTERACTIVE, INC.

Cynthia L. Gibson

Executive Vice President, Chief Legal Officer

ACCEPTED AND AGREED:

Kenneth W. Lowe
Dated:

EXHIBIT A

SUCCESSION PLANNING REQUIREMENTS

For the period from the Effective Date through December 31, 2018, you shall use good faith efforts to identify and recommend to the Board one or more candidates to succeed you as Chief Executive Officer of the Company.  Good faith efforts shall mean:

•	Commencing the search process promptly following the Effective Date, with the goal of a new Chief Executive Officer being appointed no later than January 1, 2019.
•	Identifying and interviewing executive search firms that in your good faith judgment are suitable to conduct a search for qualified candidates.
•	Selecting and negotiating the terms of the engagement of an executive search firm to conduct the search.
•	Assisting the executive search firm in identifying the necessary and appropriate qualifications of candidates for the position.
•	Interviewing candidates identified by the executive search firm, including attending meetings and, as appropriate, social functions with such candidates.
•	Cooperating with the reasonable requests of the Board in connection with the search and transition process, including considering and evaluating candidates identified by the Board.
•	Considering and evaluating internal candidates who in your good faith judgment are qualified for the position.
•	Attempting in good faith to groom any internal candidates for the position.
•	Evaluating both external and internal candidates identified during the search process and recommending one or more candidates for consideration by the Board.
•

Attempting in good faith to comply with the timeline and milestone requirements reasonably established by the Board for identifying, interviewing and evaluating potential candidates, which will take into account the possible need to evaluate additional candidates if those initially identified are not appointed.

EXHIBIT B

ONE-TIME LTI GRANT AWARD AGREEMENT

SCRIPPS NETWORKS INTERACTIVE, INC.
RESTRICTED SHARE UNIT AGREEMENT

Summary of Restricted Share Unit Grant

Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of Scripps Networks Interactive, Inc. 2015 Long-Term Incentive Plan (the “Plan”) and this Restricted Share Unit Agreement (the “Agreement”), the following number of Restricted Share Units, on the Date of Grant set forth below:

Name of Grantee:	Kenneth Lowe
Number of Restricted Share Units:	157,928
Date of Grant:	August 30, 2016

Terms of Agreement

1.Grant of Restricted Share Units.  Subject to and upon the terms, conditions, and restrictions set forth in the Plan and this Agreement (including the related Acceptance of Award located on the Plan administrator’s website, which is fully incorporated herein), the Company hereby grants to the Grantee as of the Date of Grant, the total number of share units (the “Restricted Share Units”) set forth above. Each Restricted Share Unit shall represent the contingent right to receive one Class A Common Share of the Company (“Share”) and shall at all times be equal in value to one Share. The Restricted Share Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4 hereof.

2.Vesting of Restricted Share Units.

(a)Subject to the satisfaction of the vesting requirement in Section 2(b), the Restricted Share Units shall vest as follows: (i) thirty percent (30%) on December 31, 2017, (ii) thirty percent (30%) on December 31, 2018 and (iii) forty percent (40%) on December 31, 2019 (each date, a “Vesting Date”) (subject to rounding conventions adopted by the Company from time to time; provided that in no event will the total Shares issued exceed the total units granted under the award), provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable Vesting Date.

(b)The grant of Restricted Share Units hereunder is made subject to Section 13 of the Plan and is intended to qualify for the Performance-Based Exception under Section 162(m) of the Code.  The Restricted Share Units shall be eligible to become vested on the Vesting Dates set forth in Section 2(a), subject to the condition that the Company shall have obtained positive “adjusted net income” for fiscal year 2017 or, if the condition is not satisfied for fiscal year 2017, fiscal year 2018.  “Adjusted net income” shall mean “net income”

determined in accordance with Generally Accepted Accounting Principles (“GAAP”) as applied in the Company’s audited financial statements for fiscal year 2016, adjusted to neutralize the effects of any of the following: (i) acquisitions or dispositions (including associated costs), (ii) investments in new businesses, (iii) position eliminations or reductions in force having the effect of accelerating costs, (iv) signification litigation (including any litigation costs or settlements), (v) impairment charges, (vi) imposition of any new tax, fee or surcharge by any government or regulatory entity or (vii) changes in GAAP or in the application of GAAP. The condition set forth in this Section 2(b) shall automatically be deemed satisfied without any further action of the Compensation Committee upon the occurrence of a Change in Control of the Company.

(c)Notwithstanding Section 2(a) or Section 2(b), the Restricted Share Units that have not yet vested under this Section 2 shall immediately vest if, prior to the applicable Vesting Date, the Grantee ceases to be employed with the Company and its Subsidiaries by reason of death or Disability (defined by reference to the long-term disability plan covering the Grantee that is maintained by the Company or a Subsidiary).

(d)Notwithstanding Section 2(a), but subject to the requirements of Section 2(b), the Restricted Share Units that have not yet vested under this Section 2 shall vest if, prior to an applicable Vesting Date, the Company and its Subsidiaries terminate the Grantee’s employment other than for Cause, death or Disability, or the Grantee terminates his employment with the Company and its Subsidiaries for Good Reason, such vesting to be effective as of the later of (i) the effective date of such termination of employment or (ii) the earlier of (x) the date that the Compensation Committee certifies in writing that the “adjusted net income” requirement set forth in Section 2(b) has been satisfied in accordance with Section 13 of the Plan or (y) the occurrence of a Change in Control of the Company.  For purposes of this Section 2, “Cause” and “Good Reason” shall have the definitions ascribed to them in the Grantee’s employment agreement.  For the avoidance of doubt, a Change in Control shall occur under the Plan if any Person becomes a Beneficial Owner of a majority of the voting power represented by the voting shares of the Company, excluding, however, any person that is or becomes a party to the Scripps Family Agreement.

(e)The Change in Control provisions of Section 20 of the Plan shall not apply to the Restricted Share Units.

3.Forfeiture of Restricted Share Units.  The Restricted Share Units that have not yet vested pursuant to Section 2 (including without limitation any right to dividend equivalents described in Section 6 hereof relating to dividends payable on or after the date of forfeiture) shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company or a Subsidiary other than as provided in Section 2.

4.Payment.  Except as may be otherwise provided in this Section 4, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Restricted Share Units within sixty (60) days following the date that the Restricted Share Units become vested in accordance with Section 2.

5.Dividend, Voting and Other Rights.  The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Share Units until such Shares have been delivered to the Grantee in accordance with Section 4 hereof.

6.Payment of Dividend Equivalents.  From and after the Date of Grant and until the earlier of (a) the time when the Restricted Share Units are paid in accordance with Section 4 hereof or (b) the time when the Grantee’s right to payment of the Restricted Share Units is forfeited in accordance with Section 3 hereof, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be entitled to a cash amount equal to the product of (i) the dollar amount of the cash dividend paid per Share on such date and (ii) the total number of unpaid Restricted Share Units credited to the Grantee as of such date (the “Dividend Equivalent”). The Dividend Equivalent shall be paid to the Grantee at the same time that the related dividend is paid to the holders of Shares. Dividend Equivalents will be subject to any required withholding for federal, state, local, foreign or other taxes.

7.Amendments.  Subject to the terms of the Plan, including without limitation Section 22(d) thereof, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

8.Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

9.Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan. This Agreement (including the related Acceptance of Award located on the Plan administrator’s website, which is fully incorporated herein) and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

10.Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

SCRIPPS NETWORKS INTERACTIVE, INC.

_________________________________________

Cynthia L. Gibson

Executive Vice President, Chief Legal Officer

Kenneth W. Lowe
Dated:

EXHIBIT C

SUCCESSION LTI GRANT AWARD AGREEMENT

SCRIPPS NETWORKS INTERACTIVE, INC.
RESTRICTED SHARE UNIT AGREEMENT

Summary of Restricted Share Unit Grant

Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of Scripps Networks Interactive, Inc. 2015 Long-Term Incentive Plan (the “Plan”) and this Restricted Share Unit Agreement (the “Agreement”), the following number of Restricted Share Units, on the Date of Grant set forth below:

Name of Grantee:	Kenneth Lowe
Number of Restricted Share Units:	39,482
Date of Grant:	August 30, 2016

Terms of Agreement

1.  Grant of Restricted Share Units.  Subject to and upon the terms, conditions, and restrictions set forth in the Plan and this Agreement (including the related Acceptance of Award located on the Plan administrator’s website, which is fully incorporated herein), the Company hereby grants to the Grantee as of the Date of Grant, the total number of share units (the “Restricted Share Units”) set forth above. Each Restricted Share Unit shall represent the contingent right to receive one Class A Common Share of the Company (“Share”) and shall at all times be equal in value to one Share. The Restricted Share Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4 hereof.

2.  Vesting of Restricted Share Units.

(a)  The Restricted Share Units shall become vested on the earlier of: (i) appointment by the Company of a new Chief Executive Officer or (ii) January 1, 2019; unless, in the case of clause (i) or (ii), Grantee has failed to perform in all material respects the succession planning requirements set forth on Exhibit A hereto, as determined by the Board of Directors in good faith, which failure is not cured within thirty (30) days following Grantee’s receipt of written notice from the Company of such failure.

(b)  The grant of Restricted Share Units hereunder is made subject to Section 13 of the Plan and is intended to qualify for the Performance-Based Exception under Section 162(m) of the Code.  The Restricted Share Units shall be eligible to become vested upon the date set forth in Section 2(a), subject to the condition that the Company shall have obtained positive “adjusted net income” for fiscal year 2017 or, if the condition is not satisfied for fiscal year 2017, fiscal year 2018.  “Adjusted net income” shall mean “net income” determined in accordance with Generally Accepted Accounting Principles (“GAAP”) as applied in the Company’s audited financial statements for fiscal year 2016, adjusted to neutralize the effects of any of the following: (i) acquisitions or dispositions (including associated costs), (ii) investments in new businesses, (iii) position eliminations or reductions in force having the effect of accelerating costs, (iv) signification litigation (including any litigation costs or settlements), (v) impairment charges, (vi) imposition of any new tax, fee or surcharge by any government or regulatory entity or (vii) changes in GAAP or in the application of GAAP. The condition set forth in this Section 2(b) shall automatically be deemed satisfied without any further action of the Compensation Committee upon the occurrence of a Change in Control of the Company.  For the avoidance of doubt, a Change in Control shall occur under the Plan if any Person becomes a Beneficial Owner of a majority of the voting power represented by the voting shares of the Company, excluding, however, any person that is or becomes a party to the Scripps Family Agreement.

(c)  Notwithstanding Section 2(a) or Section 2(b), the Restricted Share Units that have not yet vested under Section 2 shall immediately vest if: the Grantee ceases to be employed with the Company and its Subsidiaries by reason of death or Disability (defined by reference to the long-term disability plan covering the Grantee that is maintained by the Company or a Subsidiary).

(d)  Notwithstanding Section 2(a), but subject to the requirements of Section 2(b); the Restricted Share Units that have not yet vested under Section 2 shall vest if: the Company and its Subsidiaries terminate the Grantee’s employment other than for Cause, death or Disability or the Grantee terminates his employment with the Company and its Subsidiaries for Good Reason, such vesting to be effective as of the later of (i) the effective date of such termination of employment or (ii) the earlier of (x) the date that the Compensation Committee certifies in writing that the “adjusted net income” requirement set forth in Section 2(b) has been satisfied in accordance with Section 13 of the Plan or (y) the occurrence of a Change in Control of the Company.  For purposes of this Section 2, “Cause” and “Good Reason” shall have the definitions ascribed to them in the Employment Agreement dated August 30, 2016 between the Grantee and the Company.

(e)  Notwithstanding Section 2(a) or Section 2(b), the Restricted Share Units that have not yet vested under Section 2 shall immediately vest upon the occurrence of a Change in Control while the Grantee is employed by the Company or any Subsidiary.

3.  Forfeiture of Restricted Share Units.  The Restricted Share Units that have not yet vested pursuant to Section 2 (including without limitation any right to dividend equivalents described in Section 6 hereof relating to dividends payable on or after the date of forfeiture) shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company or a Subsidiary other than as provided in Section 2.

4.  Payment.  The Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Restricted Share Units within sixty (60) days following the date that the Restricted Share Units become vested in accordance with Section 2.

5.  Dividend, Voting and Other Rights.  The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Share Units until such Shares have been delivered to the Grantee in accordance with Section 4 hereof.

6.  Payment of Dividend Equivalents.  From and after the Date of Grant and until the earlier of (a) the time when the Restricted Share Units are paid in accordance with Section 4 hereof or (b) the time when the Grantee’s right to payment of the Restricted Share Units is forfeited in accordance with Section 3 hereof, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be entitled to a cash amount equal to the product of (i) the dollar amount of the cash dividend paid per Share on such date and (ii) the total number of unpaid Restricted Share Units credited to the Grantee as of such date (the “Dividend Equivalent”). The Dividend Equivalent shall be paid to the Grantee at the same time that the related dividend is paid to the holders of Shares. Dividend Equivalents will be subject to any required withholding for federal, state, local, foreign or other taxes.

7.  Amendments.  Subject to the terms of the Plan, including without limitation Section 22(d) thereof, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

8.  Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

9.  Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan. This Agreement (including the related Acceptance of Award located on the Plan administrator’s website, which is fully incorporated herein) and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

10.  Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

SCRIPPS NETWORKS INTERACTIVE, INC.

_________________________________________

Cynthia L. Gibson

Executive Vice President, Chief Legal Officer

Kenneth W. Lowe
Dated:

EXHIBIT A TO SUCCESSION AWARD

SUCCESSION PLANNING REQUIREMENTS

For the period from the Effective Date through December 31, 2018, you shall use good faith efforts to identify and recommend to the Board one or more candidates to succeed you as Chief Executive Officer of the Company.  Good faith efforts shall mean:

•	Commencing the search process promptly following the Effective Date, with the goal of a new Chief Executive Officer being appointed no later than January 1, 2019.
•	Identifying and interviewing executive search firms that in your good faith judgment are suitable to conduct a search for qualified candidates.
•	Selecting and negotiating the terms of the engagement of an executive search firm to conduct the search.
•	Assisting the executive search firm in identifying the necessary and appropriate qualifications of candidates for the position.
•	Interviewing candidates identified by the executive search firm, including attending meetings and, as appropriate, social functions with such candidates.
•	Cooperating with the reasonable requests of the Board in connection with the search and transition process, including considering and evaluating candidates identified by the Board.
•	Considering and evaluating internal candidates who in your good faith judgment are qualified for the position.
•	Attempting in good faith to groom any internal candidates for the position.
•	Evaluating both external and internal candidates identified during the search process and recommending one or more candidates for consideration by the Board.
•

Attempting in good faith to comply with the timeline and milestone requirements reasonably established by the Board for identifying, interviewing and evaluating potential candidates, which will take into account the possible need to evaluate additional candidates if those initially identified are not appointed.

EXHIBIT D

LIST OF DIRECT COMPETITORS*

AMC Networks Inc.

CBS Corp.

Discovery Communications, Inc.

Liberty Global, PLC

Lions Gate Entertainment Corp./CN/

Starz

Time Warner Inc.

Twenty-First Century Fox Inc.

Viacom, Inc.

The Walt Disney Company

Comcast Corporation

A&E Television Networks, LLC

* Including any successor to the foregoing entities by merger, reorganization or otherwise

EXHIBIT E

RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement (the “Agreement”) is entered by and between (the “Executive”) and Scripps Networks Interactive, Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated August 30, 2016 (the “Employment Agreement”);

WHEREAS, paragraph 12 of the Employment Agreement specifically provides that the Executive is required to sign and not revoke this Agreement to receive the payment of certain severance benefits under that paragraph following termination of employment;

WHEREAS, the Company and Executive desire to enter into this Agreement to give effect to the foregoing; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Employment Agreement and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Reference and Definitions.  The Employment Agreement shall be incorporated herein for reference, but only to the extent specifically called for hereunder.  The capitalized terms contained in this Agreement shall, to the extent they are the same as those used in the Employment Agreement, shall carry the same meaning as in the Employment Agreement.

2.Severance and Other Benefits.  In consideration for Executive executing and not revoking or materially violating this Agreement and for his/her compliance with its terms and those certain Covenants that shall survive the Employment Agreement, the Company shall provide the payments and benefits described in paragraph 11 of the Employment Agreement (the “Severance Benefits”) at the times set forth in the Employment Agreement.

3.General Release and Waiver of Claims.  In exchange for and in consideration of the Severance Benefits, Executive, on behalf of himself/herself and his/her successors, assigns, heirs, executors, and administrators, hereby releases and forever discharges the Company and its parents, affiliates, associated entities, representatives, successors and assigns, and their officers, directors, shareholders, agents and employees from all liability, claims and demands, actions and causes of action, damages, costs, payments and expenses of every kind, nature or description arising out of his/her employment relationship with the Company, the ending of his/her employment on ___________, 20__, or those arising out of the Employment Agreement.  These claims, demands, actions or causes of action include, but are not limited to, actions sounding in contract, tort, discrimination of any kind, and causes of action or claims arising under federal, state, or local laws, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, and any similar state or local laws.  Executive further agrees that Executive will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims which Executive has asserted or could have asserted against the Company.  Executive represents to his/her knowledge neither Executive nor any person or entity acting on Executive’s behalf or with Executive’s authority has asserted with any federal, state, or local.  any right arising under, or preserved by, this Release or the Employment Agreement;

4.Notwithstanding anything to the contrary in paragraph (3) above, nothing herein shall release (i) Executive’s right to indemnification under (w) applicable corporate law, (x) the by-laws or certificate of incorporation of the Company or any of its affiliates, (y) any other agreement other than the Employment Agreement between Executive and the Company or any of its affiliates or (z) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (ii) Executive’s rights to payments or benefits, or the intellectual property rights granted to Executive, under the Employment Agreement or this Agreement; (iii) any claim for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company; or (iv) Executive’s rights as a shareholder of the Company.

5.No Admission of Liability.  It is understood and agreed that this Agreement is a compromise of any alleged claims and that the making of this offer, the entering into of this Agreement, and the benefits paid to Executive are not to be construed as an admission of liability on the part of the Company, and that all liability is expressly denied by the Company.

6.Severability/Waivers.  Executive agrees that if any provision of this Agreement shall be held invalid or unenforceable, that such provision shall be modified to the extent necessary to comply with the law, or if necessary stricken, but the parties agree that the remainder of this Agreement shall nevertheless remain in full force and effect.  No waiver of any term or condition of this Agreement or any part thereof shall be deemed a waiver of any other terms or conditions of this Agreement or of any later breach of this Agreement.

7.Binding Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and permitted assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his/her heirs, personal representatives and successors and assigns.

8.Notices.  All notices under this Agreement must be given in writing, by personal delivery facsimile or by mail, if to you, to the address shown on this Agreement (or any other address designated in writing by you), with a copy to Ken Lefkowitz, Esq., Hughes Hubbard & Reed LLP, One Battery Park Plaza, NY, NY 10004, and, if to the Company, to the address shown on this Agreement (or any other address designated in writing by the Company), with a copy, to the attention of the Company’s Chief Legal Officer.  Any notice given by mail shall be deemed to have been given three days following such mailing.

9.Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Tennessee.  The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Tennessee shall be disregarded.  Each Party hereby agrees for itself and its properties that the courts sitting in Knox County, Tennessee shall have sole and exclusive jurisdiction and venue over any matter arising out of or relating to this Agreement, or from the relationship of the Parties, or from the Executive’s employment with the Company, or from the termination of the Executive’s employment with the Company, whether arising from contract, tort, statute, or otherwise, and hereby submits itself and its property to the venue and jurisdiction of such courts.

10.Revocation Period.  Executive agrees that Executive has read this Agreement and is hereby advised and fully understands his/her right to discuss all aspects of this Agreement with Executive’s attorney prior to signing this Agreement.  Executive has carefully read and fully understands all of the provisions of this Agreement.  Executive acknowledges that he/she has been given at least twenty-one (21) days to discuss, review, and consider all of the terms, conditions, and covenants of this Agreement.  Executive understands that this Agreement does not become effective or enforceable until seven (7) days after it has been executed by Executive.  During the seven-day period following its execution, Executive may revoke this Agreement in its entirety by providing written revocation to the Company by notice to the Company pursuant to paragraph 8, in which case this Agreement shall be on no further legal force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate on the date(s) specified below.

SAMPLE RELEASE ONLY
DO NOT SIGN

EXECUTIVE	SCRIPPS NETWORKS INTERACTIVE, INC.

Name:	By:
(please print)	Its:
Date:
Signature:

Date:

Witness’s Signature:

Date: